EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

BETWEEN

SELLERS,

SMP VG HOLDCO INC.

AND

ZOMEDICA INC.

September 4, 2023

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Exhibits:

Exhibit A: Non-Compete Agreement

Exhibit B: Durable Power of Attorney Form

Exhibit C: University of Florida Research Foundation Consent Form

Exhibit D: Net Working Capital

Exhibit E: Disclosure Schedule

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 4, 2023, is made by and between the undersigned sellers (each a “Seller,” and collectively, the “Sellers”), Vikram Ramprakash, an individual with an address of 8774 Finsen Street, Orlando, FL 32827 (the “Shareholder Representative”) and Zomedica Inc., a Delaware corporation (“Buyer”). The Sellers, Shareholder Representative and Buyer shall be referred to herein from time to time collectively as the “Parties” and each individually as a “Party.” Definitions of capitalized terms are set forth in Section 8.1.

WHEREAS, other than the stock issued or issuable to Buyer upon conversion of its convertible promissory notes, the Sellers own all of the issued and outstanding shares of capital stock (the “SMP Shares”) of Structured Monitoring Products, Inc., a Florida corporation (“SMP”) immediately prior to Closing (as hereinafter defined);

WHEREAS, each Seller has executed an Irrevocable Power of Attorney with Shareholder Representative authorizing him to, among other things, execute this Agreement, deliver their respective SMP Shares, direct delivery of their respective portion of the sale proceeds, perform all action necessary to support the Closing, and to perform any ongoing obligations created by this Agreement;

WHEREAS, the Parties desire for Buyer to purchase from the Sellers, and for the Sellers to sell to Buyer, all of the SMP Shares, subject to the terms and conditions set forth herein (the “Contemplated Transaction”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

STOCK PURCHASE; PURCHASE PRICE

Section 1.1 Purchase and Sale of the SMP Shares.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase from the Sellers, and the Sellers will sell to Buyer, the SMP Shares, free and clear of all Liens other than Liens arising under applicable securities Laws, in exchange for the Pro-Rated Purchase Price (such transaction, the “Stock Purchase”).

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(b) The aggregate consideration (collectively, the “Purchase Price”) to be paid by Buyer for the SMP Shares shall consist of:

(i) the Base Amount; plus

(ii) the amount of Cash and Cash Equivalents; minus

(iii) the amount, if any, by which the Closing Net Working Capital is less than the Target Net Working Capital; plus

(iv) the amount, if any, by which the Closing Net Working Capital is greater than the Target Net Working Capital; minus

(v) Closing Date Funded Indebtedness and Selling Expenses, if any.

(c) Buyer shall pay the portion of the Purchase Price allocated to paying Closing Date Funded Indebtedness and Selling Expenses, if any, to discharge and pay in full (i) all Closing Date Funded Indebtedness, if any, and (ii) Selling Expenses outstanding immediately prior to Closing, if any.

(d) Once the Purchase Price is calculated, Buyer shall apportion the Purchase Price between the SMP Shares (including any shares acquired by convertible note holders other than the Buyer) and the shares received by Buyer upon conversion of its convertible notes. The portion of the Purchase Price payable for the SMP Shares is referred to as the “Pro Rated Purchase Price.”

(e) Buyer shall pay SMP VG Holdco Inc. as directed by the Shareholder Representative for further distribution to the Sellers an amount equal to the Pro Rated Purchase Price minus the Deposit and the Escrow Amount (the “Closing Cash Consideration”) by wire transfer of immediately available funds to the account designated in writing by Seller to Buyer on the Closing Date.

Section 1.2 Closing. The closing of the Stock Purchase (the “Closing”) shall take place at the offices of Buyer, at 10:00 a.m. on September 4, 2023 provided the satisfaction or waiver of the conditions set forth in Article 5, or at such other place and time as the Parties shall mutually agree (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. on the Closing Date.

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Section 1.3 Closing Actions and Deliveries.

(a) Immediately prior to the Closing Date, Seller shall have transferred to and delivered to Buyer a statement (the “Estimated Closing Statement”) setting forth its good faith estimate of (x) the Estimated Net Working Capital as of the Closing Date, and (y) the amount of Cash and Cash Equivalents as of the Closing Date (the “Estimated Closing Cash”), which Estimated Closing Statement shall have been approved by Buyer.

(b) Within twenty-four (24) hours of the Closing, Buyer shall:

(i) pay the Closing Cash Consideration to SMP VG Holdco Inc. as directed by the Shareholder Representative for further distribution to the Sellers by wire transfer in immediately available funds to the accounts specified in writing by the Sellers;

(ii) pay the amount of all Closing Date Funded Indebtedness, if any, from the Purchase Price as provided in the Closing Payoff Certificate;

(iii) pay the Selling Expenses outstanding immediately prior to Closing, if any, from the Purchase Price as provided in the Closing Payoff Certificate, which for the avoidance of doubt shall include expenses triggered upon the occurrence of the Closing; and

(iv) deposit the Escrow Amount into an escrow account (the “Escrow Account”) under the terms of an escrow agreement (the “Escrow Agreement”) to be executed on the Closing Date by Buyer, Shareholders Representative and the Escrow Agent.

(c) At the Closing, Buyer shall deliver to the Shareholder Representative:

(i) An executed copy of the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(ii) a copy of the Non-Compete Agreements, duly executed by Buyer; and

(iii) such other documents, instruments or certificates as shall be reasonably requested by the Shareholder Representative.

(d) At the Closing, the Sellers and the Shareholder Representative shall deliver to Buyer:

(i) Certificate(s) representing all of the SMP Shares, duly endorsed in blank or with duly executed stock powers attached;

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(ii) The Non-Compete Agreements, duly executed by Vik Ramprakash, Scott Ijaz and Ken Balough;

(iii) a copy of the Escrow Agreement, duly executed by SMP VG Holdco Inc. on behalf of Shareholder Representative;

(iv) a bring down certificate signed by the Shareholder Representative representing that the representations and warranties are true and correct as of the Closing Date and that the Sellers and Shareholder Representative have complied with all of their covenants;

(v) a certificate (the “Closing Payoff Certificate”) signed by the Shareholder Representative, which shall set forth (A) the amount of all outstanding Closing Date Funded Indebtedness and instructions regarding the payoff or discharge of all such Closing Date Funded Indebtedness at Closing, and (B) the amount of outstanding Selling Expenses as of immediately prior to Closing (which for the avoidance of doubt shall include expenses triggered upon the occurrence of the Closing) and instructions regarding the payment of such Selling Expenses at Closing, together with payoff letters or other evidence, in a form reasonably acceptable to Buyer, of the payoff amounts set forth on the Closing Payoff Certificate;

(vi) written resignations, effective as of the Closing, of the officers and directors of SMP requested by Buyer;

(vii) written consent from the University of Florida Research Foundation in substantially the form attached hereto as Exhibit C;

(viii) a completed IRS Form W-9 executed by SMP VG Holdco Inc.;

(ix) evidence reasonably satisfactory to Buyer of the receipt of all filings required to be made and Consents required from Third Parties (including Governmental Authorities), in each case in order to consummate the Share Purchase without breach of any Contract or Law;

(x) an affidavit of non-foreign status of SMP dated as of the Closing Date in form and substance required under Section 1445 of the Code and the Treasury Regulations thereunder; and

(xi) such other documents, instruments or certificates as shall be reasonably requested by Buyer and its counsel.

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Section 1.4 Net Working Capital Adjustment.

(a) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Shareholder Representative a statement (the “Closing Statement”) (i) calculating the Net Working Capital as of immediately prior to the Closing (the “Closing Net Working Capital”), the amount of Cash and Cash Equivalents as of immediately prior to the Closing, and (ii) setting forth the amount of Closing Date Funded Indebtedness and Selling Expenses not included on the Closing Payoff Certificate, if any.

(b) If the Shareholder Representative disputes any amounts as shown on the Closing Statement, the Shareholder Representative shall deliver to Buyer within thirty (30) days after receipt of the Closing Statement a notice (the “Dispute Notice”) setting forth the Shareholder Representative’s calculation of such amounts and describing in reasonable detail the basis for the determination of such different amounts. If the Shareholder Representative does not deliver a Dispute Notice to Buyer within such thirty (30) day period, the Closing Statement prepared and delivered by Buyer shall be deemed to be the “Final Closing Statement.” The Shareholder Representative and Buyer shall use commercially reasonable efforts to resolve such differences within a period of thirty (30) days after the Shareholder Representative has given the Dispute Notice. If the Parties resolve such differences, the Closing Statement agreed to by the Shareholder Representative and Buyer shall be deemed to be the Final Closing Statement. If Buyer and the Shareholder Representative do not reach a final resolution on the Closing Statement within thirty (30) days after the Shareholder Representative has given the Dispute Notice, unless Buyer and the Shareholder Representative mutually agree to continue their efforts to resolve such differences, the Neutral Accountant shall resolve such differences, pursuant to an engagement agreement among Buyer, the Shareholder Representative and the Neutral Accountant (which Buyer and the Shareholder Representative agree to execute promptly), in the manner provided below. The Neutral Accountant shall only decide the specific items under dispute by the Shareholder Representative and Buyer (the “Disputed Items”), solely in accordance with the terms of this Agreement. Buyer and the Shareholder Representative shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Buyer, the Shareholder Representative and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s determination of the amounts to be set forth on the Final Closing Statement; and the Shareholder Representative and Buyer shall use commercially reasonable efforts to cause the Neutral Accountant to resolve the differences between Buyer and the Shareholder Representative and determine the amounts to be set forth on the Final Closing Statement within twenty (20) days after the engagement of the Neutral Accountant. The Neutral Accountant’s determination shall be based solely on such presentations of the Shareholder Representative and Buyer (i.e., not on an independent review) and on the definitions and other terms included herein. The Closing Statement determined by the Neutral Accountant shall be deemed to be the Final Closing Statement. Such determination by the Neutral Accountant shall be conclusive, non-appealable and binding upon the Parties, absent Fraud or manifest error, and shall be considered an arbitral award for all purposes. The fees and expenses of the Neutral Accountant shall be paid by the Party whose calculation of the Closing Net Working Capital is farther from the Neutral Accountant’s calculation thereof. Nothing in this Section 1.4(b) shall be construed to authorize or permit the Neutral Accountant to: (i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of the Disputed Items; or (ii) resolve any such differences by making an adjustment to the Closing Statement that is outside of the range defined by amounts as finally proposed by Buyer and the Shareholder Representative. Buyer will make available to the Shareholder Representative and its accountants and other representatives the financial records of SMP (or its successors) used to prepare the Closing Statement, or related thereto, at reasonable times during the period beginning on the Closing Date and ending on the date when the Final Closing Statement shall have been finalized.

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(c) Promptly, but no later than five (5) business days after the final determination thereof, if the Closing Net Working Capital set forth in the Final Closing Statement: (i) exceeds the Estimated Net Working Capital, such excess amount shall be paid to the Shareholder Representative for further distribution to the Sellers, as and to the extent provided in Section 1.4(e); or (ii) is less than the Estimated Net Working Capital, such shortfall shall be released to Buyer from the Adjustment Escrow Amount as and to the extent provided in Section 1.4(e).

(d) Promptly, but no later than five (5) business days after the final determination thereof, if the amount of the Cash and Cash Equivalents set forth in the Final Closing Statement: (i) exceeds the Estimated Closing Cash, such excess amount shall be paid to the Shareholder Representative for further distribution to the Sellers, as and to the extent provided in Section 1.4(e); or (ii) is less than the Estimated Closing Cash, such shortfall shall be released to Buyer from the Adjustment Escrow Amount as and to the extent provided in Section 1.4(e).

(e) Without duplication, all amounts owed pursuant to Section 1.4(c) and Section 1.4(d) shall be aggregated, and the net amount (if any) owed by Buyer to the Sellers, on the one hand, or to Buyer from the Adjustment Escrow Amount, on the other hand, is referred to as the “Final Adjustment Amount”; it being understood and agreed that (i) if the net effect pursuant to this Section 1.4(e) is an increase in the Purchase Price, then (A) Buyer shall, promptly, but no later than five (5) business days after the final determination thereof, pay the Final Adjustment Amount, to SMP VG Holdco Inc. as directed by the Shareholder Representative for further distribution to the Sellers by wire transfer of immediately available funds to an account designated by the Shareholder Representative, (B) Buyer and the Shareholder Representative shall promptly, but no later than five (5) business days after such final determination, deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release the balance of the Adjustment Escrow Amount to the Shareholder Representative, and (C) the Shareholder Representative shall promptly, but no later than five (5) business days after receipt, pay to each Seller, their pro rata share of the payments received under Sections 1.4(e)(i)(A) and (B), and (ii) if the net effect pursuant to this Section 1.4(e) is a decrease in the Purchase Price, then Buyer and the Shareholder Representative shall promptly, but no later than five (5) business days after receipt, deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to pay from the Adjustment Escrow Amount the amount of such shortfall to Buyer, and any balance of the Adjustment Escrow Amount remaining after such payment to Buyer, to SMP VG Holdco Inc. as directed by the Shareholder Representative for further payment to the Sellers. Notwithstanding anything herein to the contrary, Buyer shall not be entitled to recover the Final Adjustment Amount from any source other than the Adjustment Escrow Amount in the Escrow Account. Any payments made pursuant to this Section 1.4 shall be treated as an adjustment to the Purchase Price by the Parties.

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ARTICLE 2

REPRESENTATIONS AND WARRANTIES OFTHE SELLERS

Except as set forth in the Disclosure Schedule, the Shareholder Representative and the Sellers hereby represent and warrant to the Buyer as of the date hereof as follows:

Section 2.1 Organization and Qualification.

(a) Section 2.1(a) of the Disclosure Schedule contains a true, accurate and complete list of any jurisdictions in which SMP is qualified to do business as a foreign corporation. SMP is duly organized, validly existing and in good standing under the Laws of the State of Florida. SMP has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

(b) Each Seller has duly executed a Durable Power of Attorney, in substantially the form attached hereto as Exhibit B, to appoint Shareholder Representative as his, her or its (as applicable) attorney in fact to allow Shareholder Representative to take all required actions under this Agreement.

(c) Shareholder Representative is a Florida resident.

(d) True, accurate and complete copies of the Governing Documents of SMP, as currently in effect, are attached to Section 2.1(d) of the Disclosure Schedule. The minute books of SMP, true, accurate and complete copies of which have been delivered to Buyer, accurately reflect in all material respects all actions taken at all meetings and resolutions or consents in lieu of meetings of its equity holders, and all actions taken at all meetings and resolutions or consents in lieu of meetings of its directors or board of directors and all committees, and no material meetings of any such equity holders, directors, board of directors, or committees have been held for which minutes have not been prepared and are not contained in such minute books.

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(e) No part of SMP’s businesses is currently operated through any entities other than SMP.

Section 2.2 Capitalization of SMP.

(a) The authorized capital stock of SMP consists of 40,000,000 shares of stock, of which 28,000,000 shares are authorized as common stock no par value per share, and 12,000,000 shares are authorized as preferred stock, no par value per share. Immediately prior to Closing, 24,607,894 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding. No series of preferred stock is or has been designated by SMP’s board of directors prior to the Closing. The SMP Shares together with the shares to be issued to Buyer upon conversion of its notes constitute all of the issued and outstanding equity interests of SMP. All of the SMP Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Sellers, free and clear of all Liens other than Liens arising under the Governing Documents and applicable securities Laws. Section 2.2(a) of the Disclosure Schedule contains a true and correct copy of SMP’s capital table, shown on a fully diluted basis, as of the date of Closing. All of the equity interests in SMP have been duly authorized, are validly issued, fully paid and non-assessable. Other than the shares held by Buyer upon conversion of its convertible promissory notes, the Sellers are the sole shareholders of SMP. None of the outstanding equity securities of SMP has been issued in violation of applicable securities laws or any other Applicable Law. Except as set forth in this Section 2.2(a) of the Disclosure Schedule, there are no outstanding (i) equity securities of SMP, (ii) securities of SMP convertible into or exchangeable for equity securities of SMP, and (iii) options, warrants or other rights to acquire from SMP or obligations of SMP to issue or sell, any equity securities or securities convertible into or exchangeable for equity securities of SMP, and there is no commitment by SMP to issue shares, subscriptions, options, warrants or other rights to acquire from SMP or obligations of SMP to issue or sell, any equity securities or securities convertible into or exchangeable for equity securities of SMP, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of SMP or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, call, convertible or exchangeable security or other such right. There are no outstanding or authorized stock appreciation dividend equivalent, dividend in kind, phantom stock, profit participation plans, or similar rights with respect to the capital stock of, or other equity or voting interests in, SMP.

(b) SMP does not have any Subsidiaries, and SMP is not a participant in any joint venture, partnership, or similar arrangement. There are no contractual obligations of SMP to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise) any other Person.

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(c) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of SMP have been undertaken in compliance with its Governing Documents then in effect and any agreement to which it then was a party and in compliance with Applicable Law.

(d) There are no declared or accrued unpaid dividends or distributions with respect to any equity interests of SMP, and SMP does not have any obligation to pay any dividends or distributions with respect to its equity interests.

Section 2.3 Authority and Enforceability. The Shareholder Representative and each Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents, and to consummate the Contemplated Transaction. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transaction has been duly authorized by all necessary action on the part of the Shareholder Representative and each Seller, if applicable, and no other proceeding (including by its direct or indirect equity holders) on the part of the Shareholder Representative or any Seller is necessary to authorize the Shareholder Representative or such Seller’s execution of this Agreement or the Shareholder Representative and such Seller’s consummation of the Contemplated Transaction. This Agreement has been duly and validly executed and delivered by Shareholder Representative on behalf of each Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes a valid, legal and binding agreement of the Sellers, enforceable against the Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equitable Exceptions”).

Section 2.4 Financial Statements.

(a) Attached as Section 2.4 to the Disclosure Schedule are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i)

the audited consolidated balance sheet of SMP as of December 31, 2022 and the related audited consolidated statements of income and cash flows for the year ending on such date (collectively, the “Year-End Financial Statements”); and

(ii)

the unaudited consolidated balance sheet of SMP as of July 31, 2023 (the “Latest Balance Sheet Date”) and the related statements of income and cash flows for the 3‑month period ending on such date (collectively, the “Interim Financial Statements”).

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(b) Except as set forth in Section 2.4(b) of the Disclosure Schedule, the Financial Statements (i) have been prepared, in all material respects, in accordance with United States generally accepted accounting principles as in effect from time to time (“GAAP”) applied on a consistent basis throughout the periods covered thereby, except, in the case of the Interim Financial Statements, for the absence of footnotes and subject to normal year‑end adjustments, which adjustments shall not be material individually or in the aggregate, and (ii) fairly present, in all material respects, the consolidated financial position of SMP as of the dates thereof and the results of operations and changes in cash flows for the periods then ended (subject to, in the case of the Interim Financial Statements, the absence of footnotes and normal year‑end adjustments, which adjustments shall not be material individually or in the aggregate). The Financial Statements have been prepared from, and are in accordance with, the books and records of SMP.

Section 2.5 Books and Records; Controls. Except as set forth in Section 2.5 of the Disclosure Schedule, the Books and Records, all of which have been made available to Buyer, are true, accurate and complete and represent actual, bona fide transactions and have been maintained in accordance with GAAP. SMP maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to (i) permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (ii) maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. SMP’s internal accounting controls, as in effect during all periods commencing after January 1, 2022 (the “Reference Date”), did not contain any material weaknesses.

Section 2.6 Consents and Approvals; No Violations.

(a) Except as set forth on Section 2.6(a) of the Disclosure Schedule, neither the execution and delivery of the Transaction Documents nor the consummation or performance of the Contemplated Transaction shall, directly or indirectly (with or without notice or lapse of time): (i) breach (A) any provision of any of the Governing Documents of SMP, the Shareholder Representative or any Seller; or (B) any resolution adopted by the board of directors (or similar governing body) or the equity holders of SMP; (ii) breach or give any Governmental Entity or other Person the right to challenge the Contemplated Transaction or to exercise any remedy or obtain any relief under any Applicable Law or any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator (an “Order”) to which SMP or any Seller or any of their respective assets may be subject; (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any permit that is held by SMP or any Seller or that otherwise relates to the assets or the business of any of them; (iv) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any means any agreement, purchase order, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied)(each, a “Contract”) to which SMP or any Seller is party; or (v) result in the imposition or creation of any non-Tax-related Lien upon or with respect to any of the assets of SMP.

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(b) Except as set forth Section 2.6(b) of the Disclosure Schedule, neither SMP nor any Seller is required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of the Transaction Documents or the consummation or performance of the Contemplated Transaction. Seller does not have any claims, demands or causes of action of any kind against SMP.

Section 2.7 Material Contracts. Except as set forth in Section 2.7 of the Disclosure Schedule (collectively, the “Material Contracts”) and except for this Agreement and except for any Real Property Lease, as of the date hereof, SMP is not a party to or bound by any:

(a) partnership, joint venture, or other similar contract or arrangement, or any contract relating to the acquisition or disposition of any business or assets (whether by merger, sale of stock, sale of assets, or otherwise;

(b) contract for the employment of any officer, individual employee or other person on a full‑time, part‑time, consulting or other basis (other than at-will agreements that are cancellable without severance or penalty at any time);

(c) agreement or indenture relating to Funded Indebtedness;

(d) lease or agreement under which SMP is lessee of or holds or operates any property (other than real property), owned by any other party;

(e) lease or agreement under which SMP is lessor of or permits any third party to hold or operate any property (other than real property), owned or controlled by SMP;

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(f) agreement, contract or commitment concerning confidentiality, non-competition, non-solicitation or non-disparagement, including any contract containing covenants that in any way purport to limit the ability of SMP to engage in any line of business or to compete with any Person, excluding any agreement, contract or commitment with Buyer;

(g) collective bargaining agreement, labor contract or other written agreement, arrangement with any labor union or any employee organization;

(h) contract with customers pursuant to which SMP is obligated to deliver products or services after the date hereof;

(i) contract with any Governmental Entity;

(j) contract that involved or involves performance of services or delivery of goods or materials by SMP during the twelve months preceding or following the date of this Agreement;

(k) contract that was not entered into in the Ordinary Course of Business and that involved or involves expenditures or receipts of SMP during the twelve months preceding or following the date of this Agreement;

(l) contract for the furnishing or receipt of services, the performance of which will extend over a period of more than six (6) months from the date of this Agreement;

(m) contract that provides for the payment or potential payment of any severance, retention, bonus, change in control or similar compensation;

(n) contract under which SMP has advanced or loaned any other Person amounts, other than advances for otherwise reimbursable business expenses in the ordinary course of business and consistent with past practice;

(o) contract relating to any material indebtedness or otherwise placing a Lien on any of the assets of SMP;

(p) contract (however named) involving a sharing of profits, losses, costs or Liabilities by SMP with any other Person;

(q) contract for capital expenditures;

(r) with the exception of Buyer, written warranty, guaranty and/or other similar undertaking with respect to contractual performance of third parties extended by SMP; and

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(s) contract that cannot be terminated with thirty (30) days prior written notice;

(t) contract entered into other than in the Ordinary Course of Business or that is material to SMP as a whole that is not otherwise required to be listed on Section 2.7 of the Disclosure Schedule.

Except as set forth in Section 2.7 of the Disclosure Schedule, each Material Contract is valid and binding on SMP and the party thereto and, to Seller’s Knowledge, on the other parties thereto and is in full force and effect, and is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by general equitable principles. Except as set forth in Section 2.7 of the Disclosure Schedule, SMP, and, to Seller’s Knowledge, each of the other parties thereto has performed in all material respects all material obligations required to be performed by it under each Material Contract and is not in material breach thereof. True and correct copies of the Material Contracts have been delivered or made available to Buyer.

Section 2.8 No Undisclosed Liabilities; Absence of Changes.

(a) Except (i) as set forth in Section 2.8(a) of the Disclosure Schedule or any other Schedule to this Agreement or as disclosed, set forth or reserved for in the Financial Statements, (ii) for current liabilities incurred in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”) since the Latest Balance Sheet Date or (iii) for liabilities and/or obligations arising under any of the contracts, including Material Contracts or Real Property Leases, as of the date hereof, SMP does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on its balance sheet, excluding any liabilities associated with the negotiation, execution or delivery of, or the pendency or consummation of the transaction, which amounts are disclosed to Buyer and to the extent unpaid at Closing would constitute Selling Expenses. Notwithstanding the foregoing, the representations and warranties contained in this Section 2.8(a)do not apply to Employee Plans, Environmental, Health and Safety Requirements, labor matters or Taxes which are dealt with exclusively in Section 2.12, Section 2.14, Section 2.16 and Section 2.18.

(b) Except in connection with the transactions contemplated by this Agreement, during the period beginning on the Latest Balance Sheet Date and ending on the date hereof, SMP has conducted its business, in all material respects, in the Ordinary Course of Business and, except as set forth in Section 2.8(b) of the Disclosure Schedule, none of the following have occurred:

(i)	any SMP Material Adverse Effect;

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(ii)	any damage, destruction or other casualty loss (to the extent not covered by insurance) affecting the business or assets of SMP, or any material change in the amount or scope of insurance coverage;

(iii)	any material change in any method of accounting or accounting practice by SMP, except for any change required by reason of a change in GAAP;

(iv)

any (A) material increase in benefits payable under any existing severance or termination pay policies or (B) material increase in compensation, bonus or other benefits payable to managers, directors or officers of SMP;

(v)	any declaration or payment of any dividends or distributions with respect to equity securities of SMP or any redemption of any equity securities of SMP;

(vi)	any sale, lease or disposal of any assets outside the Ordinary Course of Business;

(vii)	any entry into any contract to undertake any capital expenditures;

(viii)	any loss of employment of any key employee or group of employees or been notified that any such Person or group of Persons intends to terminate employment;

(ix)	any grant of (A) any increase in the base compensation of or (B) any bonus to, any of its directors, officers, and employees, in each case, outside the Ordinary Course of Business; or

(x)	any entry in any contract or agreement to do any of the foregoing.

Section 2.9 Litigation. Except as set forth in Section 2.9 of the Disclosure Schedule, as of the date hereof, there is no suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to Seller’s Knowledge, threatened against SMP before any Governmental Entity. Except as disclosed in Section 2.9 of the Disclosure Schedule, as of the date hereof, SMP is not subject to any material outstanding Order.

Section 2.10 Permits; Compliance with Laws.

(a) SMP has all authorizations, approvals, orders, consents, licenses, certificates, permits, registrations and qualifications from each Governmental Entity necessary to permit the ownership of property and the conduct of business as presently conducted (collectively, the “Permits”), and all such Permits are valid and in full force and effect. Section 2.10(a) of the Disclosure Schedule contains a complete and accurate list of each Permit.

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(b) Except as set forth in Section 2.10 (b) of the Disclosure Schedule: (i) SMP is in compliance with the Permits held by it and all applicable statutes, ordinances, Orders, rules and regulations promulgated by any Governmental Entity which apply to the conduct of SMP’s business; (ii) SMP is not subject to any judgment, consent decree, or administrative Order with respect to any aspect of its business, affairs, properties or assets, and has not, as of the date hereof, received any written notice or other communication (whether oral or written) of the institution of any actual, alleged, possible or potential violation of, or failure to comply with, any Applicable Law or of any civil, criminal or administrative action, suit, proceeding or investigation from any Governmental Entity, with respect to any aspect of its business, affairs, properties or assets; and (iii) to the Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by SMP or any of its officers, directors, managers or employees of, or a failure of SMP or any of its officers, directors, managers or employees to comply with, any Applicable Law.

(c) Except as set forth in Section 2.10 (c) of the Disclosure Schedule, SMP has not, and no officer, director or manager of SMP acting on SMP’s behalf has, (i) received any rebates, payments, commissions, promotional allowances or any other economic benefits from any customer or supplier of SMP, or (ii) given or agreed to give any money, gift, bribe, kickback or similar benefit to any customer or supplier of SMP, any official or employee of any Governmental Entity, or any political party or candidate for office, in each case, which would constitute a violation of any anticorruption, anti-bribery or similar Laws by SMP.

Section 2.11 Accounts Receivable; Accounts Payable.

(a) Except as provided in Section 2.11 (a) of the Disclosure Schedule, all accounts receivable that are reflected on the balance sheet included in the Interim Financial Statements or on the accounting records of SMP as of the date hereof represent valid obligations arising from sales actually made or services actually performed by SMP in the Ordinary Course of Business and are current and fully collectible (calculated in a manner consistent with GAAP). There is no contest, claim, defense or right of setoff under any contract with any account debtor of an account receivable relating to the amount or validity of such account receivable. No account debtor (i) has refused or threatened in writing to refuse to pay its obligations for any reason, or (ii) to SMP’s Knowledge, is insolvent or bankrupt.

(b) All accounts payable that are reflected on the balance sheet included in the Interim Financial Statements or on the accounting records of SMP as of the date hereof represent valid obligations arising from purchases or commitments actually made by SMP in the Ordinary Course of Business and are current and payable in accordance with their terms net of the respective reserves shown on the balance sheet included in the Interim Financial Statements. There is no contest, claim, defense or right of setoff under any contract with any obligee of an account payable relating to the amount or validity of such accounts payable.

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Section 2.12 Employee Plans.

(a) Section 2.12(a) of the Disclosure Schedule contains a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any other pension plans or employee benefit agreements, arrangements, programs or payroll practices (including severance pay, other termination benefits or compensation, vacation pay, salary, company awards, stock option, stock purchase, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance and life insurance) whether funded or unfunded, written or oral, qualified or nonqualified, whether or not tax-qualified or subject to ERISA, for the benefit of any present or former employee, consultant, manager or director of SMP (together, the “Company Employee Plans”).

(b) Buyer has been provided with accurate, current, and complete copies of each of the Company Employee Plans and related material plan documents (including, to the extent applicable, trust documents, insurance policies or contracts, employee booklets, summary plan descriptions, summary of material modifications, prospectuses and other authorizing documents), or where the Company Employee Plans have not been reduced to writing, a written summary of all Company Employee Plan terms, and have, to the extent applicable, made available copies of the Form 5500 reports (including all applicable schedules) filed for the last three (3) plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code is the subject of a favorable and current determination letter from the IRS. Buyer has been provided with the most recent IRS determination, notification, advisory, or opinion letter, if any, issued with respect to each such Company Employee Plan, and, nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.

(c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by Applicable Law. There has been no non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan. Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable statutes, rules and regulations (including ERISA and the Code), and all reporting requirements have been satisfied. All contributions required to be made by any Company to any Company Employee Plan have been made on or before their due dates. No suit, administrative proceeding, action or other litigation has been brought or is pending, or, to the Knowledge of SMP, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor, or any other Governmental Entity, other than requests for payments in the ordinary course or requests for qualified domestic relations orders.

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(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, by themselves or in conjunction with any other agreements of SMP in effect to Closing will (i) entitle any current or former employee, manager, director or other service provider of SMP to severance benefits or any other payment by SMP, except as expressly provided in this Agreement or in Section 2.12(d) of the Disclosure Schedule, (ii) increase any benefits otherwise payable by SMP or (iii) accelerate the time of payment or vesting of any benefit, or increase the amount of compensation due any such employee, manager, director or service provider by SMP, except as provided in this Agreement or in Section 2.12(d) of the Disclosure Schedule.

(e) Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer.

(f) SMP does not maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code.

(g) SMP is not a party to, nor has it made any contribution to or otherwise incurred any obligation to contribute to, any “multi-employer plan” as defined in Section 3(37) of ERISA.

(h) SMP is not obligated to make any parachute payments as such term is defined in Section 280G of the Code, and SMP is not obligated to make reimbursement or gross-up payments to any Person in respect of excess parachute payments.

(i) Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) that is subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code and applicable IRS guidance. SMP does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

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(j) Notwithstanding anything to the contrary contained herein, the representations and warranties in this Section 2.12 are the sole and exclusive representations and warranties of the Sellers concerning employee benefits matters.

Section 2.13 Prohibited Payments.

(a) Neither SMP nor any of its Representatives has: (i) made, paid or received any bribes, kickbacks or other similar payments; (ii) made or paid any contributions, directly or indirectly, in exchange directly or indirectly for business or business opportunities; (iii) made any payment directly or indirectly, in exchange directly or indirectly for business or business opportunities; or (iv) agreed to do any of the foregoing in the immediately foregoing clauses (i) through (iii). The internal accounting controls of SMP are adequate to detect any of the foregoing.

(b) Neither SMP nor any of its Representative, in carrying out or representing the business of SMP anywhere in the world, has violated the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, or the anti-corruption laws of any other jurisdiction.

Section 2.14 Environmental, Health, and Safety Matters.

(a) The business of SMP is, and at all times has been, conducted and operated in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. SMP does not have any reasonable basis to expect, nor has it received, any actual or threatened Order, notice or other communication of any actual or potential violation or failure by SMP to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to the operations, property or assets of SMP, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by SMP, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b) There are no pending, threatened in writing or, to the Knowledge of SMP, otherwise threatened claims, Liens, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any operations, property or assets of SMP.

(c) SMP has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including any Hazardous Material, or owned or operated any property or facility so as to give rise to any Environmental, Health and Safety Liabilities.

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(d) No property or facility in which SMP operates its business contains a Hazardous Material in a quality or concentration which exceeds an applicable soil, groundwater or other environmental, health or safety criterion or standard published or enacted by a Governmental Entity having jurisdiction over the facilities or other assets of SMP or which could result in Environmental, Health, and Safety Liabilities.

Section 2.15 Intellectual Property.

(a) Except as set provided in Section 2.15(a) of the Disclosure Schedule, SMP owns or has the valid right or license to all Company IP Rights. The Company IP Rights constitute all of the Intellectual Property used in and necessary to the conduct of the business of SMP as currently conducted and as currently proposed to be conducted by SMP.

(b) SMP has not transferred ownership of any Intellectual Property that is or was Company IP Rights, to any third party, or knowingly permitted SMP’s rights in any Intellectual Property that is or was Company IP Rights to enter the public domain or, with respect to any Intellectual Property for which SMP has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

(c) SMP owns and has good title to each item of Company IP Rights and each item of Company Registered Intellectual Property, free and clear of any Liens (other than Permitted Liens). The right, license and interest of SMP in and to all Intellectual Property owned by a third party (“Third Party Intellectual Property Rights”) licensed by SMP from a third party are free and clear of all Liens (excluding restrictions contained in the applicable written license agreements with such third parties and Permitted Liens).

(d) Except as provided in Section 2.15(d) of the Disclosure Schedule, neither the execution and delivery or effectiveness of this Agreement nor the consummation of the Contemplated Transaction will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company IP Right, or impair the right of SMP or Buyer to use, possess, sell or license any Company IP Right or portion thereof.

(e) Section 2.15(e) of the Disclosure Schedule sets forth a true, correct and complete list of all Company Products.

(f) Section 2.15(f)of the Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all Company Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made.

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(g) Each item of Company Registered Intellectual Property is subsisting or, to the Knowledge of SMP, valid (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording SMP’s ownership interests therein.

(h) SMP is not or shall not be as a result of the execution and delivery of this Agreement or the consummation of the Contemplated Transaction, in breach of any contract governing any Company IP Rights (the “Company IP Rights Agreements”) and the consummation of the Contemplated Transaction will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any third party to any Company IP Rights Agreement the right to do any of the foregoing. Section 2.15(h) of the Disclosure Schedule contains a complete, true and accurate list of all Company IP Rights Agreements.

(i) Except as provided in Section 2.15(i) of the Disclosure Schedule, none of the Company IP Rights Agreements grants any third-party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company IP Rights.

(j) Except as described on Section 2.15(j) of the Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by SMP to any Person (other than (i) one time, lump-sum fees payable for end-user licenses to generally commercially available software and (ii) salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company IP Rights.

(k) To the Knowledge of SMP, (i) there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company IP Rights, by any third party, including any employee or former employee of SMP, and (ii) there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company IP Rights that are not Company IP Rights, by any third party. SMP has not brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement.

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(l) SMP has not been sued or, to the Knowledge of SMP, threatened to be sued for any claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of SMP to own or exercise any Intellectual Property right.

(m) SMP has no liability for infringement or misappropriation of the Intellectual Property rights of any third party or for unfair competition or unfair trade practices under the laws of any jurisdiction. To the Knowledge of SMP, the operation of the business of SMP as such business is currently conducted and as currently proposed to be conducted by SMP, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) SMP’s use of any product, device or process used in the business of SMP, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no material basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the business of SMP will infringe, is infringing or has infringed on or misappropriated any Intellectual Property of a third party, or constitutes or has or will constitute unfair competition or unfair trade practices under the laws of any jurisdiction.

(n) None of the Company IP Rights, the Company Products, or SMP is subject to any proceeding or outstanding Order or stipulation (A) restricting in any manner the use, transfer, or licensing by SMP of any Company-Owned IP Right or any Company Product, or (B) restricting the conduct of the business of SMP in order to accommodate Third Party Intellectual Property Rights.

(o) SMP has secured from all Persons who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company IP Rights and Company Registered Intellectual Property unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property in such contribution that SMP does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, SMP has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of SMP that were involved in the development of any Company IP Rights.

(p) SMP has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of SMP or provided by any third party to SMP, including, but not limited to, trade secrets (“Confidential Information”). All current and former employees and consultants of SMP having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to SMP an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of SMP’s customers and business partners, to the extent required by such customers and business partners).

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(q) The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems owned, leased or licensed by SMP (collectively, the “Company Systems”) in the conduct of the business of SMP, as currently conducted, are sufficient for the immediate and reasonably anticipated needs of SMP.

(r) SMP has complied with all applicable Laws relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by SMP or by third parties having authorized access to the records of SMP. SMP has not received a complaint regarding SMP’s collection, use or disclosure of personally identifiable information.

Section 2.16 Labor Matters. Except as provided in Section 2.16 of the Disclosure Schedule, SMP is and at all times has been in compliance with all Laws applicable to it respecting employment and employment practices, including all laws concerning equal employment opportunity, nondiscrimination, leaves and absences, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing, and has not engaged, and is not, in any material respect, engaging, in any unfair labor practice with respect to employees of SMP. SMP is not a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Except as set forth in Section 2.16 of the Disclosure Schedule, as of the date hereof, (i) there is no union organizing effort pending, or to the Knowledge of SMP, threatened with respect to the employees of SMP; (ii) no complaint against SMP is pending before the National Labor Relations Board, or to the Knowledge of SMP, has been threatened; (iii) there is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of SMP, threatened against or involving SMP; (iv) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement with respect to employees of SMP is pending, and no unresolved claim therefor has been asserted; and (v) there are no material labor or employment claims or proceedings pending between SMP and any of such applicable entity’s employees. To the Knowledge of SMP, no executive, key employee or group of employees has any plans to terminate employment with SMP.

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Section 2.17 Insurance. Set forth in Section 2.17 of the Disclosure Schedule is a complete and accurate list of all material insurance policies (the “Insurance Policies”) maintained by SMP as of the date hereof. Each Insurance Policy is in full force and effect, and SMP is not in default with respect to its obligations under any such Insurance Policies. There is no claim by SMP pending under any of such Insurance Policies as to which coverage has been denied or, to the Knowledge of SMP, questioned or disputed by the issuers or underwriters of any of the Insurance Policies. All premiums due and payable under the Insurance Policies have been paid, and SMP does not have any liability for any retrospective premium adjustment, audit premium adjustment, experience-based liability or loss sharing cost adjustment under any of the Insurance Policies. The insurance coverage of SMP under the Insurance Policies is customary for business entities of similar size engaged in similar lines of business. SMP has not received any written notice regarding any (i) cancellation or invalidation of any Insurance Policy, (ii) refusal of any coverage or rejection of any material claim under any Insurance Policy or (iii) material adjustment in the amount of premiums payable with respect to any Insurance Policy. SMP does not have any self-insurance programs.

Section 2.18 Tax Matters. Except as disclosed in Section 2.18 of the Disclosure Schedule, all of the following representations and warranties are true and correct as of the date of this Agreement.

(a) All Tax Returns required to be filed with respect to SMP have been prepared and timely filed with the appropriate Tax Authority and all such Tax Returns are true and accurate in all material respects.

(b) All Taxes due and payable by or with respect to SMP have been timely paid.

(c) SMP has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor or other third party and complied with all information reporting and backup withholding provisions of Applicable Laws.

(d) There is no action, suit, proceeding, or audit or claim for refund in progress, pending or, to the Knowledge of SMP, threatened against it with respect to any Taxes.

(e) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any material amount of Taxes has been asserted or assessed in writing against SMP.

(f) No extensions of waivers of statutes of limitations have been given or requested with respect to any Taxes.

(g) The amount of SMP’s liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements.

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(h) SMP is not a party to any Tax indemnity, tax sharing, or tax allocation agreement.

(i) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder.

(j) No jurisdiction in which SMP does not currently file Tax Returns has made a claim that it is or may be required to file a Tax Return for such jurisdiction or that SMP is or may be subject to Taxation by such jurisdiction.

(k) SMP has not been a member of an affiliated group (as defined in Section 1504 of the Code) for Tax purposes, filed or been included in a combined, consolidated or unitary income Tax Return.

(l) SMP has not participated in any listed transaction as contemplated in Treasury Regulations Section 1.6011-4(b)(2).

(m) SMP has not been either a “distributing corporation” or a “controlled corporation,” within the meaning of Section 355 of the Code, in a distribution of stock intended to qualify in whole or in part for tax-free treatment under Section 355 or 361 of the Code within the last five (5) years.

(n) The United States federal and applicable state income tax classification of SMP is set forth on Section 2.18(n) of the Disclosure Schedule.

Notwithstanding anything to the contrary contained herein, the representations and warranties in this Section 2.18 are the sole and exclusive representations and warranties of the Sellers concerning Tax matters. Notwithstanding any provision of this Agreement to the contrary, no representations or warranties shall apply to any taxable period (or portion thereof) beginning after the Closing Date.

Section 2.19 Brokers. Except as set forth in Section 2.19 of the Disclosure Schedule, no broker, finder or investment banker or similar party is entitled to any broker’s, finder’s or investment banker’s fee or commission, or similar compensation, in connection with the Contemplated Transaction based upon arrangements made by or on behalf of the Sellers or SMP.

Section 2.20 Real and Personal Property.

(a) Owned Real Properties. SMP does not own any real property nor is it contractually obligated to purchase any real property.

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(b) Leased Real Properties.

(i)

Section 2.20(b)(i) of the Disclosure Schedule sets forth all leases of real property (“Leased Real Property”) pursuant to which SMP is a party (whether as lessee or lessor) as of the date hereof (each a “Real Property Lease,” and collectively the “Real Property Leases”).

(ii)

To the Seller’s Knowledge, each Real Property Lease is valid, binding and enforceable in accordance with its terms. SMP is not in breach of or in default of its obligations under any such Real Property Lease, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder and no such Real Property Lease is subject to any Lien or other restriction that substantially impairs the use of the Facilities to which it relates.

(iii)

Except as set forth in Section 2.20(b)(iii) of the Disclosure Schedule, SMP and, to the Knowledge of SMP, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Real Property Lease. SMP’s use of the Leased Real Property is and has been in compliance with all applicable building, zoning, subdivision, and other Applicable Laws. SMP has not received written notice of any, and, to the Knowledge of SMP, there is no threatened, eminent domain proceeding or proceeding to change or redefine the zoning classification with respect to the Facilities.

(iv)

The Facilities are being used for the purpose set out in their respective Real Property Lease and are sufficient for the conduct of SMP’s business as it is being conducted as of the date hereof. All Facilities are supplied with utilities (including water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated. All buildings, structures and appurtenances comprising any part of the Facilities that are currently being used in the conduct of SMP’s business are in satisfactory condition and have been well maintained, normal wear and tear excepted.

(v)	No notice or agreement to terminate any Real Property Lease has been served SMP, or to the Knowledge of SMP, entered into by any other Persons with respect thereto.

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(c) Personal Property. SMP has good and valid title or, in the case of leased assets, a valid leasehold interest or lease agreement, free and clear of all Liens, other than Permitted Liens to all of the material tangible and intangible personal property and assets used by SMP except for properties and assets disposed of in the Ordinary Course of Business since the Latest Balance Sheet Date. SMP owns or has the exclusive right to use all of the tangible personal properties and assets necessary for the operation of SMP or the conduct of the Business as conducted in the twelve (12) months prior to the date hereof. All of the tangible personal property used by SMP is (subject to ordinary wear and tear): (i) in good repair, (ii) in good operating condition, (iii) suitable for immediate use in the Ordinary Course of Business and (iv) free from latent and patent defects. No item of tangible personal property used by SMP is in need of repair or replacement. All items of tangible personal property have been maintained in accordance with normal industry practice. All of the tangible personal property of SMP is in the possession or control of SMP.

Section 2.21 Customers and Suppliers.

(a) Section 2.21(a) of the Disclosure Schedule sets forth a list of SMP’s customers accounting for more than 1% of the aggregate revenue of SMP. Except as set forth on Section 2.21(a)of the Disclosure Schedule, no such customer has delivered to SMP written notice, and to the Knowledge of SMP, there is no reason to believe that (i) any customer intends to terminate or materially reduce its relationship with SMP, (ii) any customer has disputed pricing terms or conditions (other than disputes in the ordinary course of business), (iii) any customer has disclosed a material change in the volume of goods or services to be delivered or (iv) any customer will reduce prices it pays, change its purchasing methodology or otherwise take any action or omit to take any action that would have a materially adverse effect on SMP.

(b) Section 2.21(b)of the Disclosure Schedule sets forth a list of SMP’s top ten (10) suppliers. Except as set forth on Section 2.21(b) of the Disclosure Schedule, no such supplier has delivered to SMP written notice of cancellation or termination of, or otherwise threatened in writing, and, to the Knowledge of SMP, there is no reason to believe that, that any supplier (i) intends to cease to supply goods or services to SMP or to otherwise terminate or materially reduce its relationship with SMP, (ii) intends to discontinue, modify or substitute any services, software, goods or products (or component thereof) material to carry out the business of SMP as currently conducted, (iii) intends to change or otherwise modify its pricing terms in any material respect or (iv) intends to increase prices it charges or otherwise take any action or omit to take any action that would have a materially adverse effect on SMP.

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Section 2.22 Transactions with Affiliates.

Except as set forth in Section 2.22 of the Disclosure Schedule, none of the Sellers, any Affiliate of any Seller, any officer, director, or Affiliate of SMP or any individual in any such officer’s, or director’s immediate family is a party to any material agreement, contract, commitment or transaction with SMP (other than Company Employee Plans and any agreement, contract, commitment or transaction which is not substantially less favorable to SMP as would be obtained by SMP at the time in a comparable arm’s-length transaction with a Person not affiliated with SMP) or has any material interest in any material property used by SMP.

Section 2.23 Inventory. Except as set forth on of the Section 2.23 of Disclosure Schedule, (a) all Inventory consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established; (b) all Inventory is owned by SMP free and clear of any Liens (other than Permitted Liens); and (c) no Inventory is held on a consignment basis. All Inventory is merchantable and fit for the purpose for which it was procured or manufactured, is not damaged, is not beyond its stated expiration date, and consists of a quantity and quality usable and saleable at prevailing market prices as of the date hereof. The quantities of each item of Inventory are not excessive but are reasonable in the present circumstances of SMP consistent with GAAP.

Section 2.24 Disclosure. No representation, statement, or information contained in this Agreement (including the Disclosure Schedule attached hereto) or any contract or document executed in connection herewith or delivered pursuant hereto or thereto or made available or furnished to Buyer or its Representatives by SMP, the Seller or any of their respective Representatives contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the information contained therein not misleading. To the Seller’s Knowledge, SMP has provided Buyer with true, accurate and complete copies of all material documents listed or described in the Disclosure Schedule.

Section 2.25 Disclaimer of Warranties. Except as set forth in Article 2 (as qualified or modified by the Disclosure Schedule), none of the Sellers, SMP, their respective Affiliates or any of their respective Representatives have made, or shall be deemed to have made, any other representation or warranty, express or implied, at law or in equity, in respect of the SMP Shares or the assets, properties, liabilities, condition, operations or prospects of SMP, including with respect to (i) merchantability or fitness for any particular purpose, (ii) the operation of the business of SMP after the Closing, (iii) the probable success or profitability of the business of SMP after the Closing or (iv) the accuracy or completeness of any projections, predictions, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) that may be contained or referred to in the Disclosure Schedule or elsewhere (collectively, the “Evaluation Material”), or the appropriateness or suitability of the Evaluation Material for the purposes of enabling Buyer to evaluate the consummation of the Contemplated Transaction. Any such other representations or warranties are hereby expressly disclaimed.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:

Section 3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not be reasonably expected to prevent or materially delay the consummation of the Stock Purchase.

Section 3.2 Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and no other proceeding (including by its direct or indirect equity holders) on the part of Buyer is necessary to authorize Buyer’s execution of this Agreement or Buyer’s consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by the Sellers and Shareholder Representative, constitutes a valid, legal and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the applicable Bankruptcy and Equitable Exceptions.

Section 3.3 Consents and Approvals; No Violations. No material filing with or material notice to, and no material permit, authorization, consent or approval of, or material Order of, any Governmental Entity is necessary for the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the Contemplated Transaction, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Stock Purchase. Neither the execution, delivery and performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate or articles of incorporation or bylaws (or similar governing documents) of Buyer, (b) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or (c) result in a material violation of Law, except, in the case of clauses (b) and (c) above, for violations which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Stock Purchase.

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Section 3.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or any of its Affiliates.

Section 3.5 Litigation. Buyer is not a party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 3.6 Solvency. Assuming each of the representations and warranties of the Sellers and Shareholder Representative contained herein are true and correct in all material respects, SMP will be solvent as of immediately following the Closing for all purposes under federal bankruptcy and applicable fraudulent transfer and fraudulent conveyance Laws.

Section 3.7 Investment Purpose. Buyer is acquiring the SMP Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the offering and sale to Buyer of the SMP Shares are not registered under the Securities Act of 1933, as amended, or any state securities Laws, and that the SMP Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities Laws, as applicable. Buyer is able to bear the economic risk of holding the SMP Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment contemplated hereby.

ARTICLE 4

COVENANTS

Section 4.1 Access and Information. From the Effective Date until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, Buyer will be entitled to access the properties, business and operations of SMP (including access to the personnel, counsel, accountants, consultants and representatives thereof) and such examination of the books and records of SMP as Buyer may reasonably request, during normal business hours and upon reasonable advance notice, and Buyer may personally contact employees, customers, suppliers and representatives selected by Buyer. SMP will cooperate with any such requests for access to the foregoing to the extent such access does not unreasonably interfere with the operations, activities of SMP.

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Section 4.2 Conduct of Business Prior to Closing. From the Effective Date until the Closing, except as (w) otherwise expressly provided herein, (x) expressly consented to in writing by Buyer, or (y) set forth on Schedule 4.2, the Sellers and SMP will, and will cause SMP’s directors, officers, employees, agents and representative to:

(a) (i) use its commercially reasonable efforts to preserve the present business operations, organization and goodwill of SMP and preserve present relationships with customers, suppliers and employees of SMP and (ii) conduct the business of SMP in the Ordinary Course of Business;

(b) not enter into any new agreement for the sale or distribution of Company Products other than as required under SMP’s agreements existing as of the Effective Date;

(c) not enter into an agreement with a new supplier;

(d) not take or permit any action that, if it had been taken or permitted prior to the Effective Date, would reasonably be expected to result in a breach of any representation or warranty made by the Sellers or the Shareholder Representative in this Agreement;

(e) not amend its Governing Documents in any manner that would frustrate the transactions contemplated by this Agreement;

(f) not merge or consolidate with any other Person;

(g) not adopt a plan or complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(h) not sell, pledge, dispose of, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of any assets, other than any sale of inventory in the Ordinary Course of the Business;

(i) not pledge, dispose of, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumber any Equity Interests in SMP, or issue any subscriptions, options, warrants, calls, contracts, demands, commitments, or convertible securities under which any Seller is obligated to issue any Equity Interests of SMP;

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(j) not take any action that would reasonably be expected to materially increase Taxes with respect to the Business or the Acquired Assets for any taxable period beginning after the Closing Date or the portion of any Straddle Period beginning the day after the Closing Date;

(k) not waive, release, compromise or settle any pending or threatened Action except for Actions with respect to which an insurer has the sole right to control the decision to settle; or

(l) agree, commit or offer to or fail to perform any action that results in or legally binds SMP, the Shareholder Representative or the Sellers to do any of the foregoing referred to in clauses (a)-(k) of this Section 4.2.

Section 4.3 License Agreement. Within one (1) year after the Closing Date, Buyer and an entity designated by Vikram Ramprakash, as an individual, shall begin negotiating the License Agreement. The parties to the License Agreement shall use commercially reasonable efforts to enter into the License Agreement no later than ninety (90) days after Buyer receives written notice from Vikram Ramprakash.

Section 4.4 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and the Sellers for certain Tax matters following the Closing Date:

(a) Responsibility for Filing Tax Returns.

(i)

The Shareholder Representative (at the sole cost and expense of SMP) shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for SMP for any Pre-Closing Tax Period (other than a Straddle Period) (collectively, the “Company Returns”). The Shareholder Representative shall submit each of the SMP Returns to Buyer at least thirty (30) days (in the case of an income Company Return and a reasonable amount of time in the case of other Company Returns) prior to the due date (taking into account any extensions) and Buyer shall have the right to review and comment on such Company Returns for a period of fifteen (15) days (in the case of an income Company Return and a reasonable amount of time in the case of other Company Returns) and the Shareholder Representative shall reflect all comments from Buyer on such Company Returns to the extent such comments are consistent with the standard set forth in the previous sentence.

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(ii)

Buyer (at the sole cost and expense of Buyer) shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for SMP for any Straddle Period (the “Buyer Returns”). Buyer shall submit each of the Buyer Returns to the Shareholder Representative at least thirty (30) days (in the case of an income Buyer Return and a reasonable amount of time in the case of other Buyer Returns) prior to the due date (taking into account any extensions) and Shareholder Representative shall have the right to review and comments on such Buyer Returns for a period of fifteen (15) days (in the case of an income Buyer Return and a reasonable amount of time in the case of other Buyer Returns) and Buyer shall consider in good faith all comments from the Shareholder Representative on such Buyer Returns (or any amended Buyer Return if any comments to such Buyer Returns are not resolved prior to the due date taking into account extensions) to the extent such comments are consistent with the standard set forth in the previous sentence.

(b) Allocation of Straddle Period Taxes. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period (including refunds of, or credits attributable to, such Taxes), the Parties shall, to the extent permitted or required under Applicable Laws, treat the Closing Date as the last day of the Taxable period of SMP for all Tax purposes. In any case where Applicable Laws do not permit SMP to treat the Closing Date as the last day of the Taxable period, the amount of Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall be:

(i)

in the case of Taxes imposed on a periodic basis with respect to the business or assets of SMP (such as ad valorem and property Taxes) the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period; and

(ii)

in the case of Taxes that are based upon or related to income, gross or net sales, payments or receipts (including any income Taxes), deemed equal to the amount that would be payable if the Taxable period ended on the Closing Date.

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(c) Cooperation on Tax Matters. Buyer, SMP, the Shareholder Representative and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 4.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include (i) signing Tax Returns, (ii) written notification of any audit, litigation or other proceeding with respect to Taxes within thirty (30) days of the initiation of such audit, litigation or other proceeding, and (iii) the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholder Representative, the Sellers, Buyer, and SMP agree (A) to retain all books and records with respect to Tax matters relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Shareholder Representative, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (B) to give the other Party reasonable written notice (but not less than 10 days) prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer and SMP, on the one hand, or the Shareholder Representative and Sellers, on the other hand, as the case may be, shall allow the other Party to take possession of such books and records.

(d) Tax Claims.

(i)

Notwithstanding anything in this Agreement to the contrary, after the Closing Date, Buyer agrees to give written notice to the Shareholder Representative of the receipt of any written notice by Buyer or any of its Affiliates which involves the assertion of any claim or the commencement of any audit or proceeding involving Taxes in respect of which indemnity may be sought pursuant to this Agreement (collectively, a “Tax Claim”) within thirty (30) days of such receipt of such written notice.

(ii)	Buyer shall control the conduct of any Tax Claim. The Shareholder Representative may participate in the defense of any such Tax Claim upon Buyer’s request.

Section 4.5 Further Assurances. If any further action is necessary or desirable to carry out the purposes of this Agreement, each of Buyer, the Shareholder Representative and the Sellers shall cooperate reasonably with each other to take such further action (including the execution and delivery of such further instruments and documents) as Buyer or the Shareholder Representative reasonably may request.

Section 4.6 Preservation of Records; Cooperation.

(a) For a period of seven (7) years after the Closing Date, Buyer shall preserve and retain all accounting and auditing books and records of SMP (and any material documents relating to any material governmental or non-governmental proceeding) relating to the conduct of the business and operations of SMP prior to the Closing Date.

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(b) Buyer and the Shareholders Representative agree to reasonably cooperate with the other Party, and to cause its Subsidiaries and successors to do so, in the preparation for and prosecution of the defense of any claim, action or cause of action arising out of or relating to SMP or its business that arose prior to the Closing. Such cooperation shall include providing access to the books and records of the cooperating party relating to any such claim, action or cause of action and making available evidence within the cooperating Party’s control and persons needed as witnesses employed by the cooperating Party, as reasonably needed for such defense. Except as provided in ARTICLE 7, the requesting Party shall reimburse the cooperating Party for its actual out-of-pocket costs relating to its cooperation under this Section 4.6(b). Such requested cooperation shall not require the disclosure of any information that is subject to any confidentiality obligations or legal requirements prohibiting the disclosure thereof or any attorney-client privilege.

Section 4.7 Public Announcements; Confidentiality.

(a) The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the general public shall be mutually agreed upon in advance by the Shareholder Representative and Buyer (such agreement not to be unreasonably withheld or delayed by either Party); provided that either Buyer or the Shareholder Representative may, after consultation with the other Party, make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law, including the rules and regulations promulgated by the Securities and Exchange Commission and the rules of any stock exchange or similar self-regulatory organization, it being understood and agreed that any such disclosing Party shall promptly provide the other Party hereto with copies of any such announcement.

(b) The Sellers and Shareholder Representative shall, and shall cause its Affiliates to, hold in confidence (and not disclose or provide access to any other Person) and not use, any and all confidential or proprietary information, whether written or oral, concerning SMP, except to the extent that such information: (i) is generally available to and known by the public through no fault of the Shareholder Representative, any Seller or any of their respective Affiliates; or (ii) was lawfully acquired by Shareholder Representative, any Seller or any of their respective Affiliates from and after the Closing from sources unrelated to Buyer or SMP which are not known to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Shareholder Representative, any Seller or any of their respective Affiliates is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, they shall promptly notify Buyer in writing and shall disclose only that portion of such information which they are advised by counsel is legally required to be disclosed; provided, however, that they will promptly notify Buyer in writing so that Buyer shall be able to seek to obtain (at Buyer’s sole expense), an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information, and, upon request, they shall use commercially reasonable efforts (at Buyer’s expense) to cooperate with Buyer in connection therewith.

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Section 4.8 Employee Benefits.

(a) Under each employee benefit plan, program or arrangement established or maintained by SMP, Buyer or any Affiliate of Buyer after the Closing for the employees of SMP as of immediately prior to Closing, such employees shall receive credit for service accrued or deemed accrued prior to and on the Closing Date for purposes of (i) participation eligibility, (ii) vesting and, (iii) solely with respect to vacation and severance plans, determination of the levels of benefits, in each case, to the extent such service was recognized for such employees for similar purposes under comparable plans to which SMP was a party, to the extent that such credit is permitted under the terms of the plan, program, or arrangement; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Any employee welfare benefit plan (as defined in Section 3(1) of ERISA) maintained for such employees by SMP, Buyer or any Affiliate of Buyer shall recognize expenses and claims incurred by any such employee (and any eligible dependents or beneficiaries thereof) in the year in which the Closing Date occurs for the purposes of computing deductible amounts, co‑payments or other limitations on coverage, and shall provide coverage for any pre‑existing health condition of any employee (and any eligible dependents or beneficiaries thereof) of SMP.

(b) Buyer shall be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Q&A‑4 of Treas. Reg. §54.4980B‑9 in connection with the transactions contemplated by this Agreement.

Section 4.9 Indemnification of Officers, Managers and Directors. At the Closing, SMP may purchase and pay for in full a tail to its existing directors’ and officers’ insurance to maintain in effect for six-years following the Closing Date such insurance covering those Persons who are immediately prior to the Closing covered by such insurance. The cost of such tail shall be a Selling Expense.

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Section 4.10 Exclusivity. Shareholder Representative and the Sellers shall, and shall cause SMP’s representatives and employees to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Persons (other than the Buyer) with respect to, or that would reasonably be expected to lead to, any acquisition proposal. From and after the Effective Date until the earlier of Closing or the termination of this Agreement in accordance with ARTICLE 6, the Shareholder Representative and the Sellers shall not and shall direct SMP’s employees and representatives not to, directly or indirectly, (i) initiate, facilitate, solicit or encourage (including by way of furnishing non-public information), directly or indirectly, inquiries or proposals that constitute, or could reasonably be expected to lead to, any acquisition proposal, (ii) initiate, engage or participate in any way with any third party in any discussions or negotiations regarding, or furnish or disclose any non-public information to any third party in connection with, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any acquisition proposal, or (iii) enter into any agreement with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal, or enter into any agreement, arrangement or understanding that would require the Shareholder Representative or the Sellers to abandon, terminate or fail to consummate the transactions contemplated by this Agreement.

ARTICLE 5

CONDITIONS TO CLOSING

Section 5.1 Conditions to the Obligations of the Buyer.

(a) The representations of Seller shall be true and correct as of the Effective Date and as of the Closing Date.

(b) The Shareholder Representative and the Sellers shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by such Parties under the terms of this Agreement prior to or at Closing.

(c) All governmental and regulatory approvals and consents of contracting parties, requisite or appropriate to the consummation of the Contemplated Transaction shall have been obtained, and such consents or approvals shall remain in full force and effect.

(d) Since the Effective Date, no Material Adverse Effect shall have occurred.

(e) The Shareholder Representative shall have delivered to Buyer duly executed counterparts to all documents and deliveries as set forth in Sections 1.3(a), (b) and (d).

(f) Buyer shall be satisfied in its sole discretion with the results of its due diligence regarding SMP and Buyer shall have received approval from its board of directors to enter into this Agreement and consummate the Contemplated Transaction.

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(g) Buyer shall have exercised its conversion rights under the Convertible Note Purchase Agreements dated May 16, 2022. December 16, 2022 and March 21, 2023 between Buyer and SMP.

Section 5.2 Conditions to the Obligations of the Sellers and Shareholder Representative.

(a) The representations of Buyer shall be true and correct as of the Effective Date and as of the Closing Date.

(b) The Buyer shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement prior to or at Closing.

(c) The Buyer shall have delivered to Buyer duly executed counterparts to all documents and deliveries as set forth in Section 1.3(c).

ARTICLE 6

TERMINATION

Section 6.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to Closing:

(a) By mutual written consent of Buyer and the Shareholder Representative;

(b) By Buyer if the Closing is not consummated on or before September 1, 2023 (120-day period);

(c) By Buyer (so long as Buyer is not in material breach of any of its representations, warranties or covenants contained in this Agreement), if a breach of this Agreement by the Seller Representative or the Sellers results in any of the conditions set forth in Section 5.1 or 5.2 not being satisfied and such cannot be cured, or if curable, remain uncured for a period of 30 days after the Shareholder Representative receives written notice from Buyer of the occurrence of such breach; or

(d) By the Shareholder Representative (so long as the Shareholder Representative and the Sellers are not in material breach of any of its representations, warranties or covenants contained in this Agreement), if a breach of this Agreement by Buyer results in any of the conditions set forth in Section 5.1 or 5.2 not being satisfied and such cannot be cured, or if curable, remain uncured for a period of 30 days after Buyer receives written notice from the Shareholder Representative of the occurrence of such breach.

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Section 6.2 Effect of Termination. If this Agreement is terminated by breach of the Shareholder Representative or the Sellers pursuant to Section 6.1(d) or by Buyer pursuant to Section 6.1(b) as the result of the Sellers’ failure to act in good faith to close the Contemplated Transaction, then the Sellers shall cause the Deposit to be returned to Buyer within five (5) days of the effective date of such termination. Termination of this Agreement will not relieve any Party from liability for any intentional or willful breaches of this Agreement prior to the date of such termination.

ARTICLE 7

SURVIVAL; INDEMNIFICATION

Section 7.1 Survival.

(a) The representations and warranties of the Shareholder Representative, the Sellers and Buyer contained in this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 2.1 (Organization and Qualification), 2.2 (Capitalization of SMP), 2.3 (Authority and Enforceability), 2.19 (Brokers), 3.1 (Organization), 3.2 (Authority) and 3.4 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing Date indefinitely, and (ii) the representations and warranties contained in Sections 2.18 (Tax Matters) and 2.12 (Employment Matters and Employment Benefit Plans)(together, the “Specified Representations”) shall survive the Closing Date until the one hundred eightieth (180th) day after the expiration of the respective statutes of limitation under any Applicable Law for Third Party Claims applicable to the matters covered thereby. The period from the Closing Date until the date upon which any representation or warranty contained herein terminates if any, is referred to herein as the “Survival Period” for such representation or warranty.

(b) Each covenant and other agreement of each Party set forth herein shall survive (i) in accordance with its terms or (ii) if such covenant or agreement does not specify a term, until sixty (60) days following expiration of the applicable statute of limitations (giving effect to any extensions and waivers thereof).

Section 7.2 General Indemnification.

(a) After the Closing, the Sellers agrees to jointly and severally indemnify, defend and hold Buyer and its officers, directors, employees, representatives and Affiliates (each a “Buyer Indemnitee” and together the “Buyer Indemnitees”) harmless from any actual damages, losses, liabilities, obligations, claims of any kind, interest or expenses including reasonable attorneys’ fees and expenses (collectively, “Loss”) as a result of (i) the failure of any representation or warranty made by Seller in ARTICLE 2 of this Agreement and in any other Transaction Document to be true and correct as of the date of this Agreement, (ii) any breach by Seller of any of its covenants or agreements contained herein or in any other Transaction Documents, (iii) the Closing Date Funded Indebtedness that remains outstanding following the Closing to the extent not disclosed to Buyer; (iv) any income Taxes with respect to SMP for any Pre-Closing Tax Period (including for the avoidance of doubt, all Taxes that relate to the portion of a Straddle Period ending on the Closing Date), (v) any Fraud by Seller or SMP related to this Agreement and the transactions contemplated hereby, and (vi) the matters described in Section 7.2(a)(vi) of the Disclosure Schedule, in each case, subject to the other provisions of this ARTICLE 7 (including the limitations set forth in Section 7.4 and Section 7.5).

(b) After the Closing, Buyer agrees to indemnify, defend and hold the Sellers and their respective officers, directors, employees and representatives (each a “Seller Indemnitee” and together the “Seller Indemnitees”) harmless from any Loss suffered or paid, directly or indirectly, as a result of (i) the failure of any representation or warranty made by Buyer in ARTICLE 3 of this Agreement to be true and correct as of the date of this Agreement, or (ii) any breach by Buyer of any of its covenants or agreements contained herein.

(c) The obligations to indemnify and hold harmless pursuant to clause (i) of Section 7.2(a) and pursuant to clause (i) of Section 7.2(b) shall survive the consummation of the transactions contemplated hereby only for the duration of the applicable Survival Period and the obligations to indemnify and hold harmless pursuant to clause (ii) of Section 7.2(a) and pursuant to clause (ii) of Section 7.2(b) shall survive the consummation of the transactions contemplated hereby only for the period set forth in Section 7.1(b), in each case, except for claims for indemnification pursuant to such clauses asserted with reasonable specificity in a Claim Notice that is received by the Responsible Party prior to the end of such period, which such claims shall survive until final resolution thereof.

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Section 7.3 Third Party Claims; Direct Claims.

(a) Except in respect of Tax Claims which shall be governed by Section 4.4(i), if a claim, action, suit or proceeding by a third party (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 7.2 hereof (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this ARTICLE 7, such Indemnified Party shall promptly deliver a Claim Notice to the Party obligated to indemnify such Indemnified Party (such notified party, the “Responsible Party”) of such claims; provided that the failure to deliver a Claim Notice shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby. The Responsible Party shall have the right to be entitled to participate in the defense of such Third Party Claim and, to the extent that it wishes, to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, provided that the Responsible Party notifies the Indemnified Party of its intent to exercise such right within 15 days after receipt of such Claim Notice, and upon receipt of such notice, the Indemnified Party shall reasonably cooperate with the Responsible Party in connection therewith; provided, that the Responsible Party shall not have the right to assume the defense of such Third Party Claim if (i) the Responsible Party fails to conduct the defense of the claim actively and diligently, (ii) any applicable limitation herein would serve to limit the obligation of the Responsible Party to indemnify the Indemnified Party for any Loss which would be reasonably anticipated to result from such claim were it successful or (iii) the Responsible Party is not reasonably anticipated to have the financial wherewithal to indemnify the Indemnified Party if the claim is successful. The Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Responsible Party is reasonably contesting any such Third-Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third-Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third-Party Claim (whether or not appropriate notice has been given by Indemnified Party), provided that in such event it shall irrevocably waive any and all rights (including any rights of its Affiliates) to indemnification for such Third-Party Claim unless the Responsible Party shall have expressly consented in advance in writing to such payment or settlement. If the Responsible Party does not notify the Indemnified Party within 15 days after the receipt of the Indemnified Party’s Claim Notice hereunder that it elects to undertake the defense of the Third Party Claim described in such Claim Notice, the Indemnified Party shall have the right to (x) contest such Third Party Claim, and (y) with the prior written consent of the Responsible Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle such Third Party Claim, and the Responsible Party shall have the right at any time to participate (including through counsel chosen by the Responsible Party) in the defense of any such Third Party Claim at its own expense. The Indemnified Party shall not waive any right to indemnity pursuant to this Agreement by contesting or settling any claim in accordance with the previous sentence. The Responsible Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any settlement or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim.

(b) Notwithstanding the foregoing, the Responsible Party will not be entitled to assume (or retain, as applicable) control of such defense if (i) the Indemnified Party concludes in good faith that, in light of any actual conflict of interest that cannot be waived based on the advice of counsel in writing, it would be inappropriate for legal counsel selected by the Responsible Party to represent the Indemnified Party, or (ii) the such claim for fails to vigorously and continuously prosecute or defend such claim in good faith or fails to begin such prosecution or defense in a timely manner.

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(c) All of the Parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided, however, that this Section 7.3(c) shall not apply to any pending or anticipated adversarial, judicial or arbitral dispute or proceeding between the Parties to this Agreement, which shall be governed by the applicable rules of discovery, evidence or procedure. With respect to any Third-Party Claim subject to indemnification hereunder, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges of the other Party.

(d) A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by delivery of a Claims Notice to the party from whom indemnification is sought. The indemnifying party shall have thirty (30) days to respond and should have opportunity to conduct an investigation into any such claim. Failure of the indemnifying party to respond to a Claims Notice shall be considered acceptance of the claim, where then, the indemnified party shall be permitted to pursue any applicable remedies.

Section 7.4 Limitations on Indemnification Obligations. Notwithstanding any provision to the contrary contained in this Agreement, the rights of the Buyer Indemnitees to indemnification pursuant to the provisions of Section 7.2(a) are subject to the following limitations:

(a) the amount of any and all Losses will be determined net of (i) any amounts recovered or reasonably expected to be recovered by the Buyer Indemnitees pursuant to any indemnification by, or indemnification agreement with, any third party, (ii) any amounts recovered or reasonably expected to be recovered by the Buyer Indemnitees pursuant to any insurance policy, (iii) any other cash receipts or sources of reimbursement received by the Buyer Indemnitees in respect of or as an offset against such Losses, (each source of recovery referred to in clauses (i), (ii) and (iii), a “Collateral Source”);

(b) excluding (i) claims arising from or based on Fraud, of any Transaction Document, and (ii) claims for breach of Fundamental Representations or Specified Representations, the Buyer Indemnitees shall not be entitled to recover Losses pursuant to this Agreement until the total amount which the Buyer Indemnitees would recover under this Agreement (as limited by the provisions of this Section 7.4), but for this Section 7.4(b), exceeds $90,000 (the “Threshold”);

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(c) in no event shall the obligations of the Sellers to provide indemnification pursuant to Section 7.2(a)(i) Agreement exceed an aggregate amount equal to the Indemnity Escrow Amount, other than based on a breach of a Fundamental Representation, Specified Representation or arising from or based on Fraud, criminal misconduct or intentional or willful misrepresentation or intentional or willful breach of any Transaction Document;

(d) the Buyer Indemnitees shall not be entitled to recover Losses hereunder resulting from breach of representations and warranties (other than based on a Fraud, breach of a Fundamental Representation or Specified Representation) from any source other than the Indemnity Escrow Amount in the Escrow Account;

(e) if any Buyer Indemnitee has been indemnified for a Loss hereunder and at any time thereafter such Buyer Indemnitee or any other Buyer Indemnitee recovers all or a portion of such Loss from a Collateral Source, the Buyer Indemnitees shall promptly refund to the Escrow Account (if the during the term of the Escrow Fund) or the Shareholder Representative (if the term of the Escrow Fund has expired and the Escrow Fund has been liquidated) the amount previously received by the Buyer Indemnitees (whether received from the Escrow Account or from or on behalf of the Sellers) with respect to such Loss (up to the amount recovered from the Collateral Source);

(f) to the extent an item has been reflected as a liability or a deduction from an asset in the calculation of the Closing Net Working Capital, or has been treated as Closing Date Funded Indebtedness or a Selling Expense included in the determination of the Closing Cash Consideration, the Buyer Indemnitees shall not be entitled to indemnification pursuant to this Agreement on account of said item; and

(g) The Sellers shall have no obligation to indemnify the Buyer Indemnitees for any Losses attributable to any Taxes (i) to the extent such Taxes have been adequately reflected as a liability in the Closing Net Working Capital, (ii) resulting from an action taken by Buyer, SMP or any of their Affiliates after the Closing Date outside the ordinary course of business that is not contemplated by this Agreement (iii) attributable to the Buyer’s breach of any covenant set forth in Section 4.4, or (iv) of Buyer, SMP or any of their Affiliates (A) attributable to any Post-Closing Tax Period or (B) with respect to any Straddle Period, attributable to the portion of such Taxable period deemed to begin after the Closing Date determined pursuant to Section 4.4(f).

The Buyer Indemnitees shall use commercially reasonable efforts to make a claim for recovery of any amounts recoverable by them from any Collateral Source. Notwithstanding anything to the contrary set forth herein, the limitations set forth in Section 7.4(b), Section 7.4(c), Section 7.4(d) and Section 7.4(e) shall not limit the rights of the Buyer Indemnitees to indemnification with respect to breaches of covenants or Fraud; provided, however, that the liability of the Sellers for such matters shall be subject to a cap equal to the amount of net, after-Tax proceeds received by the Sellers.

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Section 7.5 Exclusive Remedy and Manner of Payment. Notwithstanding anything else contained in this Agreement to the contrary, except for a Party’s right to specific performance or injunctive relief, and except as provided in Section 1.4, after the Closing, (a) indemnification pursuant to the provisions of this ARTICLE 7 shall be the exclusive remedy of the Parties for any failure of any representation or warranty in this Agreement to be true and correct or the breach of any representation, warranty, covenant or other provision contained in this Agreement, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, relating to or in connection with this Agreement or the transactions contemplated hereby, it being agreed that all of such other entitlements, remedies and recourses are expressly waived and released by the Parties, to the fullest extent permitted by Law, and (b) the sole and exclusive remedy available to the Buyer Indemnitees for any Loss, Losses or other amounts arising under the indemnification obligations set forth herein, or otherwise in respect of the transactions contemplated hereby, shall be to make an indemnification claim for a proper distribution from the Indemnity Escrow Amount. Subject to, and in accordance with, the provisions of this ARTICLE 7 and the Escrow Agreement, any indemnification payable by the Sellers to any Buyer Indemnitee pursuant to this ARTICLE 7 shall be payable, to the extent applicable, from the Indemnity Escrow Amount in accordance with the Escrow Agreement.

Section 7.6 No Bar; Losses; Effect on Indemnity.

(a) Notwithstanding anything to the contrary contained in this Agreement, nothing in ARTICLE 7 shall operate to bar or limit (and for the avoidance of doubt, no cap, basket or deductible shall limit) any claim or the Losses arising from or based on Fraud.

(b) As it relates to indemnification claims under this ARTICLE 7, for purposes of determining whether a breach has occurred and calculating the amount of Losses incurred by a party seeking indemnification hereunder arising out of or resulting from any breach of a representation, warranty, covenant or agreement contained herein, references to Knowledge, Material Adverse Effect or materiality (or other similar terms) shall be disregarded.

(c) As used herein, Losses of a Person are not limited to matters asserted by Third Parties, but include Losses incurred or sustained by such Person in the absence of claims by Third Parties.

Section 7.7 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price to the extent permitted by Applicable Law.

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ARTICLE 8

MISCELLANEOUS

Section 8.1 Definitions.

(a) For purposes of this Agreement, the terms set forth below have the following meanings:

“Adjustment Escrow Amount” means an amount equal to $215,000.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Applicable Law” means, with respect to any Person, each and any of the following that is applicable to such Person: (i) federal, state, provincial, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law or equity, code, rule, by-law, regulation, statute, treaty or Order, in each of the foregoing cases, as amended or as may be amended; (ii) any policy, practice, protocol, standard or guideline of any Governmental Entity which, although not necessarily having the force of law, is regarded by such Governmental Entity as requiring compliance as if it has the force of law, in each of the foregoing cases, as amended or as may be amended.

“Base Amount” means USD $18,000,000.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Books and Records” means originals, if available and copies that have been made available if not, of all of SMP’s books, data, files and records, whether in print, electronic or other media, including: product data; material safety data sheets and price lists; quality plans; sales data; information relating to customers; mailing lists; brochures; advertising materials; business and marketing plans; sales literature; promotional literature; customer, supplier and distributor lists; display units; listings; and purchasing records, in each case within SMP’s possession or control.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, foreign exchange contracts, interest hedge facilities and deposits in transit) of SMP as of immediately prior to the Closing. Cash and Cash Equivalents shall include (i) the amount of all undeposited funds (including deposits in transit from credit card companies), cash on hand, cash in registers, unpaid accounts receivable, and checks and drafts issued to SMP which have been received by SMP, in each case, as of immediately prior to Closing, and (ii) not include the amount of cash or cash equivalents in respect of checks or drafts issued by SMP prior to Closing to the extent such checks or drafts have not cleared as of immediately prior to Closing.

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“Claim Notice” means written notification which contains (i) a description of the Loss incurred or reasonably expected to be incurred by the Indemnified Party, a reasonably specific description of the basis therefor and the claimed amount of such Loss incurred or reasonably expected to be incurred by the Indemnified Party, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under ARTICLE 5 for such Loss and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Loss.

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company IP Rights” means (i) any and all Intellectual Property used in the conduct of the business of SMP as currently conducted or as currently proposed to be conducted by SMP; and (ii) any and all other Intellectual Property owned by SMP.

“Company Material Adverse Effect” shall mean any event, development or circumstance that has caused a material adverse condition or material adverse change in or effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations of SMP, taken as a whole, (b) the ability of SMP, the Shareholder Representative or the Sellers to perform its obligations under the Transaction Documents; or (c) the validity or enforceability of the Transaction Documents or the rights or remedies of Buyer thereunder, in each case other than other than events, developments or circumstances resulting from or relating to (i) general economic conditions or relating to those industries specific to the business of SMP, (ii) the public announcement of the transactions contemplated by this Agreement, (iii) actions taken by Buyer or any of its Affiliates, (iv) national or international political or social conditions, including any epidemics, pandemics, quarantines or acts, judgments, Orders designed to control the spread of or otherwise address any diseases or the engagement by the United States in hostilities, (v) financial, banking or securities markets, (vi) changes in GAAP, or (vii) changes to any Laws, Orders, or other binding directives issued by any Governmental Entity). Notwithstanding the foregoing, an effect or development resulting from conditions affecting the industry in which SMP does business, the economy as a whole or any of the other factors set forth in clauses (i), and (iv)-(vii) above shall not constitute a Company Material Adverse Effect so long as such conditions do not disproportionately impact SMP compared to other companies that operate in the same industry or industries.

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“Company Product” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of SMP and all products, product candidates, components or services currently under development by or on behalf of SMP.

“Company Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity, that is owned by, registered or filed in the name of, or exclusively licensed to, SMP, including, but not limited to, any United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; and (D) registered copyrights and applications for copyright registration.

“Contemplated Transaction” has the meaning ascribed to such term in the recitals.

“Deposit” means the $250,000 deposit paid by Buyer to SMP.

Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Sellers to Buyer.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any non-Tax-related liabilities or Losses arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to: (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product); (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Entity or any other Person) and for any natural resource damages; or (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law. For greater clarity, the terms “removal,” “remedial” and “response action” include, without limitation, the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).

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“Environmental Laws” shall mean any Applicable Law relating to pollution, protection or cleanup of the Environment, including CERCLA, the Resources Conservation and Recovery Act of 1976, as amended (“RCRA”), the Environment Quality Act and any other federal, state, provincial, local and municipal or foreign legal requirements relating to: (a) a Release or the containment, removal, remediation, response, cleanup or abatement of a Hazardous Material; (b) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, or transportation of a Hazardous Material; (c) exposure of Persons, including employees, to a Hazardous Material; (d) occupational safety or health matters; and (e) the physical structure or condition of a building, facility, fixture or other structure, including those relating to the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other Hazardous Material.

“Escrow Agent” means U.S. Bank.

“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Facilities” means the premises as described in the Real Property Leases and any other real property, leasehold or other interest in real property currently operated by SMP.

“Fraud” means, with respect to a Seller, common law fraud, as interpreted under the laws and by the courts of the State of Delaware, with respect to the making of the representations and warranties pursuant to ARTICLE 2. In no event shall any Person be liable for the Fraud of another Person. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, securities fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

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“Funded Indebtedness” of a Person means, as of any date, without duplication and to the extent not taken into account in the calculation of Closing Net Working Capital, (a) all obligations of such Person for borrowed money (including the outstanding principal amount, accrued and unpaid interest and other payment obligations, including, without limitation, any prepayment premiums, penalties, expenses and other fees payable as a result of the consummation of the Stock Purchase) or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by (or which customarily would be evidenced by) bonds, debentures, notes or similar instruments; (c) the aggregate face amount of all outstanding letters of credit, bankers’ acceptances or similar instruments issued on behalf of such Person, but excluding any undrawn amounts; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (e) all outstanding obligations of such Person incurred, issued or assumed as deferred payment obligations in connection with the acquisition of property, assets or rights other than accounts payable incurred and paid on terms customary in the business of such Person; (f) all deferred revenue obligations of such Person including, with respect to SMP, up-front payments on extended service agreements for the Company Products; (g) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the obligations secured there-by have been assumed; (h) all equipment financing and capital lease obligations of such Person under leases that have been or should be capitalized in accordance with GAAP; (i) all liabilities of such Person pursuant to any phantom equity plan or liabilities with respect to stock appreciation or similar rights or arising from a Nonqualified Deferred Compensation Plan or other forms of deferred compensation arrangements; (j) any other liabilities, contingent or otherwise, that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness; (k) all unpaid non-operating expenses owed to any Affiliate of such Person, and (l) all guaranties, endorsements and other contingent obligations of such Person to assure a creditor against loss with respect to any obligation (whether of such Person or another Person) mentioned in the foregoing clauses (a) through (l). Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (i) obligations under operating leases that have not been or should not be capitalized in accordance with GAAP, or (ii) any severance payments or similar payments made in connection with any termination of employees or contractors of SMP following the Closing other than as a result of voluntary termination by an employee or contractor pursuant to “single-trigger” change-in-control severance arrangements that vest upon completion of the Contemplated Transactions.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization, certificate of formation, limited liability company agreement and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

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“Governmental Entity” means any foreign, domestic, federal, provincial, territorial, state, municipal or local governmental authority (whether administrative, legislative, executive or otherwise), quasi-governmental authority, multinational organization, court, tribunal, arbitrator, commission, board, authority, bureau, central bank, agency or instrumentality, or any regulatory, taxing, administrative or other department, agency, body, ministry, or any political or other subdivision, department, branch, official of any of the foregoing.

“Hazardous Material” shall mean any toxic substance or waste, pollutant, hazardous substance or waste, contaminant, special waste, dangerous good, industrial substance or waste, petroleum or petroleum-derived substance or waste, or any toxic or hazardous constituent or any such substance or waste, including any substance regulated under or defined by Environmental Laws.

“Indemnity Escrow Amount” means an amount equal to $1,080,000.

“Intellectual Property” means any and all industrial and intellectual property rights and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of SMP which can be used for or sold as Company Products.

“IRS” means the Internal Revenue Service.

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“Knowledge” or words of similar effect, regardless of case, means, when used with respect to an individual, that such individual has knowledge of a particular fact or other matter if (a) that individual is actually aware of that fact or matter; or (b) an individual would reasonably be expected to discover or otherwise be actually aware of that fact or matter in the course of conducting a commercially reasonable inquiry into the relevant matter or issue within his or her area of responsibility within the applicable organization. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, actual knowledge of that fact or other matter (as set forth in (a) and (b) above); provided, however, that the “Knowledge of SMP” or words of similar effect means the Knowledge (as defined above) of Vik Ramprakash, Ashby Green, Scott Ijaz and Ken Balogh.

“Law” means any law, statute, rule or regulation of any Governmental Entity.

“License Agreement” shall mean the agreement between Buyer and an entity designated by Vikram Ramprakash whereby Buyer will grant a perpetual, exclusive, worldwide license to use the Company IP Rights used in the VetGuardian Product for use in the treatment, monitoring or other commercial use with humans. Such license will be royalty free with the exception of a pass-through of sublicense royalty fees required to be paid to the University of Florida Research Foundation under the license agreement with Buyer.

“Net Working Capital” means, as of any date: (i) the consolidated current assets of SMP, minus (ii) the consolidated current liabilities of SMP included in the line-item categories of current liabilities identified on Exhibit D, in each case, as of such date. Notwithstanding the foregoing, “Net Working Capital” shall not include any (x) Cash and Cash Equivalents or any fees, expenses or other liabilities incurred in connection with any financing by Buyer and its Affiliates of the transactions contemplated hereby, or (z) any severance payments or similar payments made in connection with any termination of employees or contractors of SMP following the Closing.

“Neutral Accountant” means UHY LLP.

“Non-Compete Agreement(s)” shall mean the agreement attached hereto as Exhibit A.

“Occupational Safety and Health Law” means any Applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

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“Permitted Liens” means (i) liens for (a) Taxes not yet delinquent, (b) Taxes that are being contested in good faith by appropriate proceedings described in the Disclosure Schedule or (c) non‑delinquent statutory liens arising other than by reason of default, (ii) statutory liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for sums not yet due, (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance and other types of social security, (iv) purchase money liens arising in the Ordinary Course of Business securing amounts that are not delinquent or past due, (v) liens consisting of zoning, building code or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments, rights-of-way and other restrictions or limitations on the use of real property which would not, individually or in the aggregate, materially detract from the value or usefulness of such real property, (viii) the Real Property Leases, and (ix) liens set forth in Section 1.1 of the Disclosure Schedule.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Entity.

“Post-Closing Tax Period” means any Taxable period beginning after the Closing Date and with respect to any Straddle Period that portion of the Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Taxable period ending on or prior to the Closing Date and with respect to any Straddle Period that portion of the Straddle Period ending on the Closing Date.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, leaching, dumping or disposing of a Hazardous Material into the environment of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing Hazardous Material.

“Representative” means, with respect to a particular Person, any director, officer, partner, manager, employee, agent, consultant, advisor, accountant, financial advisor, financing source, investment banker, legal counsel or other representative of that Person.

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“Selling Expenses” means any and all (a) legal, accounting, consulting, investment advisory and other fees, costs and expenses of the Sellers (and SMP to the extent incurred prior to the Closing) relating to the transaction contemplated hereby, inclusive of all amounts that will or may become due at or following the Closing wholly or partially by reason of the transactions contemplated by this Agreement, (b) amounts (plus any associated withholding Taxes or any Taxes required to be paid by SMP with respect thereto) payable by SMP, whether immediately or in the future, under any “change of control,” retention, termination, compensation, severance or other similar arrangements by reason of (either alone or in conjunction with any other event, such as termination or continuation of employment) the consummation of the transactions contemplated by this Agreement, and (c) any other fees, costs, expenses or payments resulting from the change of control of SMP or otherwise payable in connection with receipt of any consent or approval in connection with the transactions contemplated by this Agreement; provided, however, that Selling Expenses shall not include any severance payments or similar payments made in connection with any termination of employees or contractors of SMP following the Closing other than as a result of voluntary termination by an employee or contractor pursuant to “single-trigger” change-in-control severance arrangements that vest upon completion of the Contemplated Transactions.

“Straddle Period” means any Taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person

“Target Net Working Capital” means two hundred twelve thousand five hundred dollars ($212,500).

“Tax” or “Taxes” means all United States federal, state, local and foreign taxes or similar duties, fees, charges or assessments imposed by a Tax Authority, in each case in the nature of a tax, including: (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, profits, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; and (iii) customs duties, tariffs and similar charges, in each case including any interest, additions to tax, or penalties applicable thereto.

“Tax Authority” means the IRS and any other national, regional, state, municipal, foreign or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.

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“Tax Return” means all United States federal, state, local and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns or other documents and any amendments thereto required to be filed with a Tax Authority.

“Transaction Documents” means this Agreement and all other agreements and instruments to be executed and delivered by any Party in connection herewith.

“Transaction Tax Deductions” means, without duplication, the following expenses and/or deductions: (a) non-qualified options or equity appreciation rights; (b) bonuses, or any other compensatory payments made in connection with the Closing; (c) management, consulting, investment banking, legal or advisory fees and other similar items incurred by SMP on or prior to the Closing Date paid in connection with the Closing; (d) capitalized financing costs and expenses (including any loan fees, costs related to the redemption of any indebtedness, costs related to prepayment penalties or premiums and any accrued (and not previously deducted) original issue discount on any indebtedness of SMP) with respect to the payment of indebtedness on or prior to the Closing Date (excluding all fees, costs and expenses related to any new financing for any Person incurred by or at the request of Buyer in connection with the Closing); and (e) deductible Selling Expenses not included in clauses (a)-(d) above.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Bankruptcy and Equitable Exceptions	Section 2.3
Buyer	Preamble
Buyer Indemnitee	Section 7.2(a)
Buyer Returns	Section 4.1(a)
Closing	Section 1.2
Closing Cash Consideration	Section 1.1(e)
Closing Date	Section 1.2
Closing Net Working Capital	Section 1.4(a)
Closing Cash Consideration	Section 1.1(e)
Closing Payoff Certificate	Section 1.3(d)
Closing Statement	Section 1.4(a)
Collateral Source	Section 7.4(a)
Company Employee Plans	Section 2.10(a)
Company Returns	Section 4.1(a)
Company Systems	Section 2.15(p)
Confidential Information	Section 2.15(q)
Dispute Notice	Section 1.4(b)

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Term	Section
Disputed Items	Section 1.4(b)
Environmental, Health, and Safety Requirements	Section 2.11(c)
ERISA	Section 2.10(a)
Escrow Account	Section 1.3(b)
Escrow Agreement	Section 1.3(b)
Estimated Closing Cash	Section 1.3(a)
Estimated Closing Statement	Section 1.3(a)
Estimated Net Working Capital	Section 1.3(a)
Evaluation Material	Section 2.25
Final Adjustment Amount	Section 1.4(e)
Final Closing Statement	Section 1.4(b)
Financial Statements	Section 2.4(b)
GAAP	Section 2.4(b)
Governmental Entity	Section 2.5(a)
Indemnified Party	Section 7.3(a)
Insurance Policies	Section 2.14
Interim Financial Statements	Section 2.4(a)(ii)
Latest Balance Sheet Date	Section 2.4(a)(ii)
Leased Real Property	Section 2.17(b)
Loss	Section 7.2(a)
Material Contracts	Section 2.6
Mini-Basket	Section 7.4(c)
NOL	Section 4.1(c)
Order	Section 2.6
Ordinary Course of Business	Section 2.7(a)
Party	Preamble
Permits	Section 2.9(a)
Permitted Liens	Section 2.17(c)
Post-Closing Tax Benefit	Section 4.1(e)
Pro Rated Purchase Price	Section 1.1(d)
Purchase Price	Section 1.1(a)
Real Property Lease	Section 2.17(b)
Responsible Party	Section 7.3(a)
Seller Indemnitee	Section 7.2(b)
Seller and the Sellers	Preamble
Shareholder Representative	Preamble
SMP	Preamble
SMP Shares	Recitals

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Term	Section
Stock Purchase	Section 1.1(a)
Tax Benefit	Section 7.4(a)
Tax Claim	Section 4.1(i)
Third Party Claim	Section 7.3(a)
Threshold	Section 7.4(b)
Transaction Engagement	Section 8.13
Year-End Financial Statements	Section 2.4(a)(i)

Section 8.2 Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with the Stock Purchase, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses. Notwithstanding the foregoing, at or prior to the Closing, Shareholder Representative may cause SMP to pay the Selling Expenses and/or any Funded Indebtedness.

Section 8.3 Entire Agreement; Amendment; Waiver; Assignment. This Agreement and the Disclosure Schedule, other Schedules, Exhibits and other documents delivered pursuant to this Agreement (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, (b) can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Buyer, in the case of an amendment, supplement, modification or waiver sought to be enforced against Buyer, or the Sellers, in the case of an amendment, supplement, modification or waiver sought to be enforced against the Sellers, and (c) shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties.

Section 8.4 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered, if personally delivered; (b) on the next business day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next business day delivery; (c) if sent by e-mail of a PDF document, the date when sent by email sent to the email address for the sender stated in this Section 8.5 (provided that, unless receipt of such email is acknowledge, such email is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.5):

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To Buyer:

Zomedica Inc.

100 Phoenix Drive, Suite 125

Ann Arbor, Michigan 48108

Attention: General Counsel

with a copy (which shall not constitute notice to Buyer) to:

Zomedica Inc.

100 Phoenix Drive, Suite 125

Ann Arbor, Michigan 48108

Attention: Greg Blair

To the Shareholder Representative or the Sellers:

Vikram Ramprakash

c/o SMP VG HOLDCO INC.

8774 FINSEN ST.

ORLANDO, FL 32827

with a copy (which shall not constitute notice to the Sellers) to:

Maxwell L. Minch Esq. PA

ATTN: Maxwell Minch

11925 SW 1st Lane

Gainesville, FL 32607

Section 8.5 Governing Law; Jurisdiction.This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Except for the matters to be determined by the Neutral Accountant pursuant to Section 1.4, each of the Parties submits to the exclusive jurisdiction of any state or federal court within the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be exclusively heard and determined in any such court. The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

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Section 8.6 Exhibits and Schedules; Construction; Interpretation. Each Schedule in the Disclosure Schedule shall be deemed to qualify only to the corresponding Section of this Agreement. Notwithstanding anything to the contrary contained herein, no disclosure in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made by any Person unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The text of all schedules is incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The phrase “made available to Buyer” or similar phrases as used in this Agreement shall mean that the subject documents were posted to the Data Room.

Section 8.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as set forth in Section 4.9, Section 7.2(a) and Section 7.2(b), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

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Section 8.10 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.11 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to seek injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. No limitation herein shall restrict any Party from seeking and obtaining equitable relief.

Section 8.12 Limited Recourse. Each Party covenants and agrees that such Party shall not institute, and shall cause its Affiliates not to institute, any Proceeding arising under or in connection with this Agreement, or any certificate or closing document delivered by or on behalf of any Party, or the consummation of the Contemplated Transaction against any Related Party of any Party. Any claim or cause of action based upon, arising out of, or related to this Agreement or the consummation of the Contemplated Transaction may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth in this Agreement. No Related Party of any Party and no Related Party of a Related Party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or of or for any Proceeding based on, in respect of, or by reason of, the consummation of the Contemplated Transaction (including the breach, termination or failure to consummate the Contemplated Transaction), in each case whether based on contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party or another Person or otherwise.

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Section 8.13 Attorney-Client Privilege; Conflict Waiver. Notwithstanding that MAXWELL L. MINCH ESQ. PA and Foley & Lardner LLP (collectively, the “Firm”), has acted as legal counsel to SMP prior to the Closing in connection with this Agreement and the Contemplated Transaction (the “Pre-Closing Engagement”), and recognizing that the Firm intends to act as legal counsel to the Sellers and its Affiliates after the Closing, Buyer hereby waives, on its own behalf, and agrees to cause its Affiliates (including SMP after the Closing) to waive, any conflicts that may arise in connection with the Firm representing the Sellers or any of its Affiliates after the Closing, as such representation may conflict with the Pre-Closing Engagement. In addition, all communications relating to the Pre-Closing Engagement and involving attorney-client confidences between the Sellers, their Affiliates or SMP and the Firm, shall be deemed to be attorney-client confidences that belong solely to the Sellers and its Affiliates (and not SMP). Accordingly, SMP shall not, without the Sellers’ prior written consent, have access to the files of the Firm relating to the Pre-Closing Engagement. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Sellers and their Affiliates (and not SMP) shall be the sole holders of the attorney-client privilege with respect to the Pre-Closing Engagement, and SMP shall not be a holder thereof, (b) to the extent that files of the Firm in respect of the Pre-Closing Engagement constitute property of the client, only the Sellers and their Affiliates (and not SMP) shall hold such property rights and (c) the Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to SMP by reason of any attorney-client relationship between the Firm and SMP or otherwise.

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IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

ZOMEDICA INC.

By:
Name:
Title:

SELLERS

[Seller Signatures]

SHAREHOLDER REPRESENTATIVE:

By:
Vikram Ramprakash

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